EXHIBIT 10.10

DIRECTOR COMPENSATION

(NON-EMPLOYEE DIRECTOR FEES)

The following sets forth the fees and other payments that directors who are not employees of Franklin Resources, Inc. (“Franklin”) are entitled to receive as members of the Board of Directors (the “Board”). The Board last approved a change in such compensation structure in December 2005.

Directors who are not Franklin employees are entitled to receive $17,500 per quarter, plus $3,000 per Board meeting and an annual stock grant valued at $75,000 (rounded up to the nearest whole share) on the date of the annual organizational meeting of the Board in each fiscal year. Non-employee directors who serve on Board committees are paid $1,500 per committee meeting attended. Additionally, Chairpersons of the Compensation Committee and the Corporate Governance Committee receive $1,250 per quarter and the Chairperson of the Audit Committee receives $2,500 per quarter. Non-employee directors who are also members of the Board of Directors of Fiduciary Trust Company International (“Fiduciary”) receive from Fiduciary an annual retainer fee of $35,000 (payable quarterly) and are entitled to additional fees for Fiduciary board committee services ($1,500 per quarter), service as the chair of a Fiduciary board committee ($1,000 per quarter) and attendance at Fiduciary committee meetings ($1,000 per meeting). In addition, Franklin has a policy of reimbursing certain health insurance coverage for a director who is retired from other employment and is not otherwise eligible for group health coverage under Franklin’s group health plan or any other company’s health plan. Franklin will reimburse the cost of health insurance coverage comparable to that provided to Franklin employees. Franklin also reimburses directors for certain expenses incurred in connection with attending Board and committee meetings as well as other Franklin-related events, including travel, hotel accommodations, meals and other incidental expenses for the director and his or her spouse accompanying the director in connection with such events. Franklin may also, from time to time, provide directors and their spouses token gifts of nominal value.

Franklin also allows directors to defer payment of their directors’ fees, and to treat the deferred amounts as hypothetical investments in Franklin common stock or Franklin Templeton mutual funds, as applicable. The terms of any such deferred payment arrangements are set forth in separate documentation between Franklin and the particular directors.